Exhibit 99.1

J. C. PENNEY COMPANY, INC. REPORTS SELECTED PRELIMINARY FISCAL FIRST QUARTER FINANCIAL INFORMATION

Company Expects to Report Full Quarterly Financial Results on May 16, 2013

PLANO, Texas (May 7, 2013) -- J. C. Penney Company, Inc. (NYSE: JCP) today released preliminary unaudited selected financial information for its fiscal first quarter ended May 4, 2013. The Company is providing this information in connection with its previously announced proposed senior secured term loan financing transaction. Given the Company’s fiscal first quarter ended three days ago, the information that follows is preliminary and based upon information available as of today.  The Company expects to release its full fiscal first quarter results on May 16, 2013.

As of the date of this release, the Company has not completed its financial close process for the quarter.  During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented below.  As a result, the estimates below constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Preliminary Unaudited Financial Disclosures
For the first quarter of fiscal year 2013, jcpenney anticipates total sales of approximately $2.635 billion, a decrease of approximately 16.4 percent from $3.152 billion in the same period last year, and a comparable store sales decrease of approximately 16.6 percent for the quarter compared to the same period last year.  The sales decline in the first quarter is partially attributable to construction activities in connection with the transformation of the home departments in 505 stores. The Company noted that results for the quarter also reflect its prior pricing and marketing strategies, which are being changed under new leadership.

The Company estimates cash and cash equivalents to be approximately $821 million as of May 4, 2013. Total debt is expected to be approximately $3.818 billion as of May 4, 2013, including amounts outstanding on the revolving credit facility of $850 million, long-term debt of $2.868 billion, and capital leases and notes payable of $100 million.

First Quarter 2013 Earnings Release and Conference Call Details
On May 16, 2013 at 4:30 p.m. ET, the Company will release final fiscal first quarter results followed by a live conference call with management at 5:00 p.m. ET.  The call will be conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ken Hannah.  Management will provide a business update, discuss the Company’s performance during the quarter and take questions from participants.  To access the conference call, please dial (866) 515-2907, or (617) 399-5121 for international callers, and reference 45725723 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Replays of the conference call will be available beginning approximately two hours after the conclusion of the call and up to 90 days after the event, by dialing (888) 286-8010, or (617) 801-6888 for international callers, and referencing 11130394 participant code.

For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Public Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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